Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Media Contact:
Kelly Basgen, 763-519-1740
Kelly.Basgen@polaris.com

George W. Bilicic Appointed to Polaris Industries Inc. Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--August 21, 2017--Polaris Industries Inc. (NYSE: PII) appointed George W. Bilicic to the Company’s Board of Directors on August 18, 2017.

Mr. Bilicic serves as Vice Chairman of Investment Banking; Head of Midwest Investment Banking; and Global Head of Power, Energy and Infrastructure at Lazard, which he joined in 2002.

“We are very pleased to welcome George to our Board,” said Polaris Chairman and CEO Scott Wine. “George brings strong expertise from his legal and investment-banking roles, which will complement the strong industry experience represented by our Board. His knowledge and perspectives on M&A and other transactions will be highly beneficial as we continue to expand our global portfolio of recreation, transportation and work products for consumer, commercial and military applications.”

Mr. Bilicic was previously a partner at the law firm of Cravath, Swaine & Moore from 1995 to 2001, and a Managing Director in the Mergers & Acquisitions Department at Merrill Lynch from 2001 to 2002.

Mr. Bilicic holds an undergraduate degree from DeSales University, and a juris doctorate degree from Georgetown University Law Center. He serves as a Director for the Chicago Council on Global Affairs, Georgetown University Law School, The HistoryMakers, Metropolitan Planning Council, and the Museum of Science and Industry, and is a member of the Civic Committee of the Commercial Club of Chicago.

About Polaris
Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2016 sales of $4.5 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally include military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

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